CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Sector Funds (Invesco Sector Funds) of our reports dated June 22, 2016, relating to the financial statements and financial highlights, which appear in the Invesco Energy Fund, Invesco Gold & Precious Metals Fund, Invesco Technology Fund, and Invesco Value Opportunities Fund’s Annual Report on Form N-CSR for the year ended April 30, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 30, 2017